Exhibit 10.14

ASSIGNMENT & ATTACHMENT AGREEMENT

This Assignment and Attachment Agreement (the “Agreement”) is entered into as of March 3, 2022 between Strong Studios, Inc. (“Strong”), on the one hand, and Landmark Studio Group LLC (“LSG”), on the other hand, with respect to the following feature length motion picture and episodic television/digital projects, as follows:

WHEREAS, LSG owns or controls certain rights in the television series project currently entitled “Safehaven” (“Safehaven”);

WHEREAS, LSG owns or controls certain rights in the television series project currently entitled (“Flagrant”), Safehaven and Flagrant are sometimes referred to hereunder as the “Projects”);

WHEREAS, LSG wishes to sell, assign, transfer and convey its rights the Projects to Strong and Strong desires to attach LSG as an executive producer;

NOW THEREFORE, for one dollar ($1) and other good and valuable consideration the sufficiency of which is hereby acknowledged by the parties, the parties hereby agree as follows:

1. CONDITION PRECEDENT. The rights and obligations of the parties hereunder are conditioned upon and subject to: (a) each party’s full execution and delivery of this Agreement and all of the exhibits attached hereto (all of which are incorporated herein by this reference), including, without limitation, the Short Form Assignment in the form attached hereto as Exhibits “B” and “C” for each of the Projects, (b) Strong’s approval of the chain-of-title and copyright status of all materials upon which each of the Projects are based (the chain of title upon full signature of this Agreement by both LSG and Strong shall be deemed approved solely for purposes of this condition precedent and without waiving or limiting any of LSG’s representations or warranties); and Strong entering into a distribution agreement for the Projects with Screen Media Ventures, LLC (“SMV”).

2. ASSIGNMENT AND TRANSFER.

(a) SG hereby irrevocable sells, assigns, transfers and conveys to Strong, its successors, licensees, and assigns, exclusively, in perpetuity and throughout the universe, on a quitclaim basis (all of LSG’s right, title and interest of every kind and nature whatsoever, to the extent LSG has such right, title and interest, in and to the Projects, including, without limitation, (i) the agreements listed on Schedule I and all other instruments, if any, under which LSG acquired any right, title or interest in or to each of the Projects (“Underlying Agreements”); (ii) all literary and dramatic material transferred by or created or written pursuant to the Underlying Agreements (“Literary Materials”); and (iii) all of LSG’s other rights and interests of every kind and nature in and to the Projects and elements thereof or related thereto, including all development materials, copyrights, trademarks, titles, and including the right and any sequel, prequel, and/or remake of the Projects, or any derivative production thereto (including without limitation any theatrical or direct-to-video sequel, remake or prequel, and/or any television movie, television series production(s), stage production, or live television production based on the Projects) in any and all media now known or hereinafter devised and the right to exploit any and all allied, ancillary, and subsidiary rights thereto (including without limitation, merchandising, theme parks, video games, interactive rights, soundtrack, music publishing, and novelization) in connection with each of the Projects (“Other Rights”), and all such rights are expressly and exclusively granted and sold to Strong. The Projects, including without limitation all Literary Materials, Other Rights and development materials are assigned to Strong subject to the Underlying Agreements.

(b) LSG shall deliver to Strong upon the execution of this Agreement, originals (to the extent it has originals) and/or electronic copies of the Underlying Agreements, and copies of all of the Literary Materials and development materials for each of the Projects.

3. LSG ATTACHMENT.

In the event Strong develops a production of any of the Projects in any media (e.g., a television/subscription video on demand (SVOD)/advertising-based video on demand (AVOD) production or series of television productions or limited series/mini-series, pilot, theatrical production, etc.) LSG shall be attached as an executive producer upon the following terms and conditions:

(a) Safehaven:

(i) Executive Producer Fee & Development Fee: Twenty Thousand Dollars ($20,000) per episode for the first season of the series produced (the “Safehaven EP Fee”), plus a one-time development fee of Two Hundred Thousand Dollars ($200,000) (the “Safehaven Development Fee”). Notwithstanding anything to the contrary contained herein, if the Safehaven series is actually produced, the minimum guaranteed executive producer fee and development fee shall be Four Hundred Thousand Dollars ($400,000), on a pay or play basis. The Safehaven EP Fee shall be paid one hundred percent (100%) on the commencement of principal photography of the first season of production. The Safehaven Development Fee shall be paid one hundred percent (100%) on commencement of principal photography. For clarity, such executive producer/development fee is only for the first season of production of the initial Safehaven series, if any, produced, and not for any further seasons of production produced or any other Safehaven productions or derivative productions.

(ii) Services: No services required, except for securing the Distribution Agreement with SMV set forth in Paragraph 7 below, which is deemed satisfied on full signature of such Distribution Agreement for Safehaven.

(b) Flagrant:

(i) Executive Producer Fee: Thirty Thousand Dollars ($30,000) per episode for the first season of the series produced (the “Flagrant EP Fee”), plus a one- time development fee of Two Hundred Thousand Dollars ($200,000) (the “Flagrant Development Fee”). Notwithstanding anything to the contrary contained herein, if the Flagrant series is actually produced, the minimum guaranteed executive producer fee and development fee shall be Four Hundred and Forty Thousand Dollars ($440,000) and shall be payable one hundred percent (100%) on the commencement of principal photography of the first season. For clarity, such executive producer/development fee is only for the first season of production of the initial Flagrant series, if any, produced, and not for any further seasons of production cycles produced or any other or Flagrant productions or derivative productions based thereon.

(ii) Services: No services required, except for securing the Distribution Agreement with SMV set forth in Paragraph 7 below, which is deemed satisfied on full signature of such Distribution Agreement for Flagrant.

(c) Contingent Compensation: For each Project, and all sequels, prequels, spinoffs and derivatives thereof, LSG shall be paid an amount equal to seven and one-half percent (7.5%) of the Net Proceeds (defined below), if any. “Net Proceeds” shall be defined, computed and accounted for in accordance with Strong’s best definition of net proceeds with respect to such Project, as applicable, subject to good faith negotiation in accordance with customary industry and Strong’s parameters in a most favored nations basis against other net proceeds participants (excluding financiers). LSG shall have all customary rights as a net proceeds participant pursuant to such definition, provided that LSG’s share of the Net Proceeds shall not be subject to any cross-collateralization with any other Project or production (e.g. there shall be no cross-collateralization among the Projects).

(d) All other terms of the above mentioned executive producer agreements for LSG for Flagrant and Safehaven shall be negotiated in good faith in accordance with customary industry parameters for television/digital series of similar budgets, however, for clarity, there shall be no other compensation (fixed or contingent) due to LSG pursuant to such executive producer agreements except as set forth above in this Paragraph.

4. WARRANTS. Upon the Consummation of the initial public offering (the “SGE IPO”) and the separation transaction of Strong Global Entertainment, Inc. (“SGE”), SGE agrees to issue to LSG, no later than 10 days after the SGE IPO, and upon LSG’s due execution of the warrant Agreement attached hereto as Exhibit D (the “Warrant Agreement”), including the making of the representations of and agreements by LSG as set forth therein, a warrant to purchase an aggregate of 150,000 shares of common stock of SGE exercisable at the per share offering price to the public in the SGE IPO, which shall be exercisable at any time or from time to time six months from the date of the consummation of the SGE IPO and prior to the third anniversary of the date of issuance, pursuant to the terms of the Warrant Agreement.

5. DISTRIBUTION AGREEMENTS. Strong and SMV shall enter into distribution agreements (each, a “Distribution Agreement”) for Safehaven and Flagrant as a condition precedent to this Agreement. The Distribution Agreement for each such LSG Distributed Assigned Project is attached hereto as Exhibit A.

6. REVERSION.

(a) In the event that principal photography is not commenced within 1 year of execution, (the “Reversion Date”), with respect to Safehaven and/or Flagrant, then all of Strong’s rights in such Project(s), as applicable, solely with respect to such Project(s) which have not commenced principal photography (and for clarity not the other Project, if such other Project has commenced principal photography) shall automatically revert to LSG, on a quitclaim basis, including, without limitation, the Underlying Rights, all Literary Materials, and the Other Rights, with such reversion subject to LSG assuming all of Strong’s obligations (including assuming all guild obligations and executing any required guild assumption agreements and including all of Strong’s obligations under the Distribution Agreement with regard to such Project(s), as applicable) in connection with each such Project, as applicable and LSG shall indemnify, defend and hold harmless Strong and any “Strong Indemnitees” (as defined in Paragraph 9 below) in connection with the foregoing and in connection with any development, production, distribution, or exploitation of such Project(s) by LSG, or its assignees, designees, or Licensees, pursuant to the terms of Paragraph 9 below. Strong and LSG shall each sign any documents reasonably required by the other party to effectuate and evidence the reversion, including, without limitation, a Quitclaim Agreement/Indemnity Agreement (in a form reasonably satisfactory to Strong, covering all obligations and liabilities (including any and all obligations on account of the reverted Project(s) being subject to one or more collective bargaining agreements) and a Short Form Assignment and cause the same to be filed in the Copyright Office. For clarity, if the rights to the Project(s) revert to LSG, in no event shall Strong have any further obligations to LSG under Paragraph 3 above and the LG Attachment (e.g. with regard to the executive producing attachment, fees, backend, etc.) with respect to the Project that reverts. If there is any claim, whether or not such claim shall result in or be followed by litigation, which would constitute a breach of any of LSG’s warranties, representations or agreements, or any Force Majeure event, which materially delays the development and/or production of either of the Project(s), then the Reversion Date shall be extended for a period equal to the time such claim is outstanding or unresolved or the duration of such Force Majeure event, plus such additional time as Strong reasonably requires to recommence its performance hereof, provided that if such extension is for an event of Force Majeure, then in no event shall such Force Majeure extension exceed 12 months unless such Force Majeure event is a strike, lockout or other work stoppage in connection with a labor dispute.

(b) A “Force Majeure” event is the interruption of or material interference with the preparation, commencement, production, completion, or distribution of the Project(s) or of a substantial number of television programs and/or motion pictures produced and/or distributed or proposed to be produced and/or distributed by Strong by any cause or occurrence beyond the control of Strong or LSG as the case may be, including fire, flood, epidemic, pandemic, earthquake, explosion, accident, riot, war (declared or undeclared), acts of terrorism or mass crime (whether domestic or foreign, whether or not politically motivated, and whether or not directed at Strong or its property), blockade, embargo, act of public enemy, civil disturbance, labor dispute, strike, lockout, inability to secure sufficient labor, power, essential commodities, necessary equipment, adequate transportation or transmission facilities, or death, breach or disability of key personnel rendering services on the Project(s), any applicable law, or any act of God.

7. LSG’S REPRESENTATIONS AND WARRANTIES. LSG represents and warrants (which representations and warranties shall survive the termination of this Agreement) that:

(a) LSG has the full right and authority to enter into this Agreement.

(b) To the best of its knowledge there are no adverse claims nor is there pending or threatened litigation, arbitration, mediation or other adverse proceeding involving any of the Properties or any part or element thereof.

(c) Except as expressly stated herein LSG does not make any representation or warranty, express or implied, at law or in equity, including, without limitation, (i) with respect to merchantability or fitness for any particular purpose; (ii) with respect to any estimates, forecasts, projections or predictions or the accuracy of or omissions from any information or materials relating to the Property or any of the Projects that have been or hereafter are provided or made available to Strong, and all such other representations or warranties are expressly disclaimed, and Strong acknowledges that Strong is not relying and have not relied on any such disclaimed representations or warranties whatsoever.

8. STRONG’S REPRESENTATIONS AND WARRANTIES. Strong represents and warrants (which representations and warranties shall survive the termination of this Agreement) that:

(a) It has the right to enter into this Agreement.

(b) It will comply with all Underlying Agreements and all will fulfill all of its obligations hereunder.

9. ASSUMPTION OF OBLIGATIONS. Strong hereby agrees to assume, carry out and faithfully perform each and all of the terms, covenants, conditions and other provisions contained in the Underlying Agreements and as otherwise required with respect to the Projects, including, without limitation, all payments, residuals, guild obligations, contingent compensation, and rights of first refusal from the date of this Agreement. Strong shall sign and deliver to LSG any documents reasonably required by LSG to evidence the assumption of such obligations, including, without limitation any required guild assumption agreements.

10. INDEMNIFICATION.

(a) LSG shall defend, indemnify and hold Strong and its parents, affiliates, subsidiaries, directors, officers, agents, employees, licensees, successors, and assigns (collectively, “Strong Indemnitees”) harmless from and against any third party claims, charges, damages, costs, expenses (including reasonable outside attorneys’ and accountant’s fees and disbursements), judgments, settlements, penalties, liabilities or losses of any kind or nature whatsoever (collectively, “Expenses”) arising out of or resulting from any breach of any of LSG’s warranties, representations or undertakings under any provision of this Agreement.

(b) Strong shall indemnify and hold LSG and its parents, affiliates, subsidiaries, directors, officers, agents, employees, licensees, successors, and assigns (collectively, “LSG Indemnitees”) harmless from and against any and all Expenses arising out of or resulting from any breach by Strong of its assumption of obligations contained herein or by reason of or resulting from any breach of any of LSG’s warranties, representations or undertakings under any provision of this Agreement; the development, production, distribution and/or other exploitation of a production produced by Strong based upon any of the Projects and/or ancillary rights therein, except to the extent such Expenses are subject to or covered by LSG’s indemnification obligations hereunder.

(c) If either a LSG Indemnitee or a Strong Indemnitee is entitled to indemnification hereunder (an “Indemnitee”), the Indemnitee will give the indemnifying party (“Indemnitor”) prompt written notice of the applicable claim (but any delay in notification will not relieve Indemnitor of its indemnification obligations under this Agreement except to the extent that such delay materially impairs Indemnitor’s ability to defend such claim). The Indemnitee will cooperate reasonably with Indemnitor and provide all information and assistance as Indemnitor may reasonably require in connection with the defense and settlement of such claim. Indemnitor will, at its own expense, control the defense and settlement of such claim, but Indemnitor may not, without the prior written approval of Indemnitee, enter into or acquiesce to any settlement that contains any admission of or stipulation to any guilt, fault, liability or wrongdoing on the part of any of the Indemnitee. In addition, the Indemnitee will have the right to participate, at their own expense and with counsel of their own choosing, in the defense of any claim, in which case Indemnitee will cooperate reasonably with the Indemnitor and provide all information and assistance as the Indemnitor may reasonably require in connection with the defense and settlement of such claim.

11. FURTHER INSTRUMENTS. Concurrently with execution of this Agreement LSG shall execute and deliver to Strong a Short Form Assignment in the form of Exhibit “B” attached hereto for each of the Projects. The parties hereto agree to sign and/or deliver to each other such further instruments as may reasonably be required to carry out or effectuate the purposes and intent of this Agreement.

12. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted successors and assigns. Neither SMV nor Strong may assign or transfer this Agreement, in whole or in part, without the other party’s prior written consent, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, either party may assign this Agreement to any entity controlling, controlled by or under common control with such party; to a successor-in-interest in the event of a corporate reorganization, merger, or sale of all or substantially all of such party’s equity securities, assets or business related to the subject matter of this Agreement without the prior approval of the other party provided that such party shall provide written notice of such assignment to the other party as soon as is reasonably practicable (e.g., without violating any contractual confidentiality obligations); and provided, further, that any such assignee assumes all obligations of the assigning party in this Agreement in full and in writing. Notwithstanding the foregoing, Strong may assign its rights and obligations hereunder without LSG’s consent to either an entity created for the purpose of financing the Picture and/or a single purpose production entity, provided that Strong remains primarily liable. Any purported assignment in violation of this Section shall be void ab initio and of no force or effect.

13. NO INJUNCTIVE RELIEF BY SMV. SMV’s sole and exclusive remedy for Strong’s breach or cancellation of this Agreement, or any term hereof, shall be limited to the right to recover damages, if any, in one or more arbitration proceedings under Paragraph 13 hereof, and SMV irrevocably waives any right to seek and/or obtain rescission and/or equitable and/or injunctive relief.

14. NOTICES. All notices, payments and statements which either party is required, or may desire, to give to the other shall be given by addressing the same to the other at the address set forth below or at such other addresses as may be designated in writing by such party. All such notices shall be given by email during normal business hours (followed by a hard copy thereof by mail), personal delivery, or by mailing (in a postpaid, certified or registered wrapper) to the appropriate parties at the addresses set forth below. The effective date of said notices shall be the date of personal delivery or e-mailing thereof, or two (2) days after the postmark date if mailed in the United States and five (5) days if mailed outside the United States.

To Strong:	STRONG STUDIOS, INC.
4201 Congress Street, Suite 175
Charlotte, NC 28209
Attention: Mark Roberson, CEO, and David Ozer its President.
Emails:

To LSG:	Landmark Studio Group LLC
P.O. Box 700
Cos Cob, CT 06807
Attention: Lou Occhicone, SVP Business Affairs & Distribution
Email: locchicone@chickensoupforthesoul.com
Telephone: 203-861-4000

15. GOVERNING LAW/DISPUTE RESOLUTION. All controversies, claims or disputes between the parties to this Agreement arising out of or related to this Agreement or the interpretation, performance or breach thereof, including, but not limited to, alleged violations of state or federal statutory or common law rights or duties, and the determination of the scope or applicability of this agreement to arbitrate (“Dispute”), except as set forth in subparagraphs (b) and (c) of this paragraph, shall be resolved according to subparagraph (a) hereof, which shall constitute the sole dispute resolution mechanism hereunder:

(a) Arbitration: All Disputes shall be submitted to final and binding arbitration. The arbitration shall be initiated and conducted according to either the JAMS Streamlined (for claims under USD$250,000) or the JAMS Comprehensive (for claims over USD$250,000) Arbitration Rules and Procedures, except as modified herein, including the Optional Appeal Procedure, at the New York office of JAMS, or its successor (“JAMS”) in effect at the time the request for arbitration is made (the “Arbitration Rules”). The arbitration shall be conducted in New York, New York before a single neutral arbitrator appointed in accordance with the Arbitration Rules. The arbitrator shall follow New York law and the Federal Rules of Evidence in adjudicating the Dispute. The parties waive the right to seek punitive damages and the arbitrator shall have no authority to award such damages. The arbitrator will provide a detailed written statement of decision, which will be part of the arbitration award and admissible in any judicial proceeding to confirm, correct or vacate the award. Unless the parties agree otherwise, the neutral arbitrator and the members of any appeal panel shall be former or retired judges or justices of any New York state or federal court with experience in matters involving the entertainment industry. Judgment upon the award may be entered in any court of competent jurisdiction. The parties shall be responsible for payment of their own attorneys’ fees in connection with any proceedings hereunder. In connection with any proceeding under this provision, the parties agree to take reasonable efforts, consistent with all applicable laws, rules and regulations, to preserve the confidentiality of information, documents, testimony and proceedings that relate to the arbitration and the Dispute.

(b) Other Matters: Any Dispute or part thereof, or any claim for a particular form of relief (not otherwise precluded by any other provision of this Agreement), that may not be arbitrated pursuant to applicable law may be heard only in a court of competent jurisdiction in New York, New York.

(c) Guild Arbitration: To the extent that an applicable guild agreement requires that a Dispute be resolved pursuant to such guild’s arbitration provisions, or expressly permits either party to elect such resolution and such party elects such resolution, such Dispute shall be resolved in accordance with the applicable guild’s arbitration provisions.

16. ENTIRE AGREEMENT. This Agreement and any attachments hereto contain the entire understanding of the parties hereto and replaces any and all former agreements, understandings and representations, and contains all of the terms, conditions, understandings and promises of the parties hereto, relating in any way to the subject hereof. This Agreement may not be modified except by a document signed by both parties.

17. RELATIONSHIP. This Agreement shall not constitute a joint venture or a partnership of any kind between the parties hereto.

18. DISCLOSURE. Each party agrees that the terms of this Agreement may be disclosed to any third party or publicly, without the consent of the other party, but only if required by applicable laws or regulations or otherwise deemed advisable, as reasonably determined by the party making the disclosure.

19. COUNTERPARTS. This Agreement may be signed in two or more counterparts, each of which will be deemed original and all of which together shall constitute one and the same agreement. Signatures delivered via facsimile or electronically via PDF, TIFF, JPEG, or the like shall have the same legal weight and effect as original signatures.

20. PUBLICITY/PRESS RELEASES. All publicity, paid advertisements, press notices, interviews and other information with respect to the Projects shall be under Strong’s sole control and Strong shall have the sole right to submit such Projects (and episodes thereof) for award nominations and consideration. Neither party may issue any publicity releases, public relations materials or advertisements concerning this Agreement, without the other party’s prior written approval. The foregoing shall not be deemed to prohibit LSG from issuing general publicity which incidentally mention the Projects, provided the LSG’s publicity is of a non-confidential nature. Notwithstanding the foregoing, the parties shall mutually approve the initial press release with regard to this Agreement and any distribution agreements with LSG.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

LANDMARK STUDIOS GROUP, LLC

By:	/s/ William J. Rouhana Jr

Its:	Chairman

STRONG STUDIOS, INC.

By:	/s/ Mark Roberson

Its:	CEO

BALLANTYNE STRONG, INC., (the “Guarantor”) guarantees, absolutely and unconditionally, the full and timely payment of the Guaranteed Payment by Strong under this Agreement. The Guarantor’s liability under this guaranty is direct and immediate and is not conditioned upon the pursuit by LSG of any remedy it may have against Strong. This guaranty shall not be revocable at any time and is a continuing guaranty binding on the Guarantor and its successor and assigns, may be enforced by the LSG and its successor and assigns and shall not be discharged, affected, impaired or released by any insolvency, bankruptcy, reorganization, merger affiliation, liquidation, dissolution or similar proceeding. Guarantor may not assign this guaranty or delegate its obligation hereunder, provided, that Guarantor may, with LSG’s written consent, not to be unreasonably withheld, assign and delegate its obligations hereunder to Strong Global Entertainment Inc. at such time as the stock of Strong Global Entertainment Inc is publicly traded on a major United States exchange (i.e., NYSE or NASDAQ), provided, that Guarantor shall remain secondarily liable if gross proceeds from Strong Global Entertainment Inc.’s initial public offering do not exceed Fifteen Million Dollars ($15,000,000).

CORPORATE PARENT

By:	/s/ Mark Roberson

Its:	CEO